Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 22, 2020

Quarterly Distribution Report No. 222

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 21, 2020.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2020 (the “Q1 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”).

The Trust received $229,717 ($.8272 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $296,975 ($1.0693 per Trust Unit) for the payment attributable to the first quarter of 2019.

After receiving the Q1 contingent portion payment, the Trust paid $78,187 to third parties in connection with invoices rendered to the Trust, leaving a balance of $151,530 ($.5457 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 21, 2020.

During the twelve month period ended June 30, 2020, the Trust’s aggregate distributions will amount to $920,392 ($3.3142 per Trust Unit), as compared to $1,675,140 ($6.0320 per Trust Unit) during the twelve month period ended June 30, 2019.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2020 and June 30, 2019 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2020		Per Unit*

Gross royalty income collected by EMI for the period	$810,982

Less: Related royalty expense	330,631
Amount deducted by EMI	240,149
Adjustment for copyright renewals, etc.	10,485

	581,265

Balance as reported by EMI	$229,717

Payments received by Trust	$229,717		$.8272
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	78,187		.2815

Balance available for distribution	$151,530		$.5457

Distribution per Unit*		$.5457

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2019		Per Unit*	Twelve Months Ended June 30, 2020		Per Unit	Twelve Months Ended June 30, 2019		Per Unit

$973,022			$3,468,315			$3,072,234

309,786			1,246,225			1,087,180
346,427			1,043,434			929,399
19,834			66,394			90,007

676,047			2,356,053			2,106,586

$296,975			$1,112,262			$965,648

$296,975		$1.0693	$1,112,262		$4.0051	$965,648		$3.4772
1,000,000		3.6009				1,000,000		3.6009
118,823		.4279	191,870		.6909	290,508		1.0461

$1,178,152		$4.2423	$920,392		$3.3142	$1,675,140		$6.0320

	$4.2423			$3.3142			$6.0320